AMERICA FIRST APARTMENT INVESTORS, INC. ANNOUNCES
RESULTS FOR FIRST QUARTER 2006

Omaha, Neb., May 5, 2006 – America First Apartment Investors, Inc. (NASDAQ: APRO), a multifamily real estate investment trust, today announced its financial results for the first quarter ended March 31, 2006.

Net income for the quarter was $172,000, or $0.02 per share, as compared to a net loss of $981,000 in the first quarter of 2005, or ($0.09) per share. The improved results continue the positive momentum that APRO generated during 2005. Rental revenues increased by $1.9 million, or 19%. Property acquisitions subsequent to March 31, 2005 accounted for $1.4 million of the rental revenue increase. The remainder of the increase is attributable to increased economic occupancy on APRO’s apartment assets, which increased 5% from March 31, 2005 and 2% from December 31, 2005. As a result, same store apartment revenues increased 4.3% from the prior year’s first quarter. The revenue gains were partially offset by an impairment expense of $199,000 related to the write-off of a portion of the carrying amount of third party property management contracts for certain properties the owners of which have indicated their intention to sell. APRO also noted that the improvement in first quarter 2006 results reflected the savings benefits associated with the internalization of the Company’s external advisor at the end of 2005.

Propelled by the strong revenue growth, APRO produced Funds from Operations (FFO) for the first quarter 2006 of $3.2 million, or $0.29 per share, an increase of 25% from first quarter 2005 FFO of $2.6 million, or $0.25 per share.

APRO’s operating results also benefited from the acquisition of two new and well-located properties during the second half of 2005: Tregaron Oaks in Omaha, Nebraska and The Reserve at Wescott Plantation in Charleston, South Carolina. The Company also completed the reinvestment of the proceeds from the November 2005 sale of St. Andrews at Westwood in Orlando, Florida by acquiring a second property in Omaha, Nebraska, The Greenhouse, a high-end mid-rise apartment community, and the Arbors at Dublin, a second property located in Columbus, Ohio.

Strategic Overview

APRO’s strategic plan is to enhance the long term value of the Company’s real estate assets through a selective acquisition and disposition program that increases APRO’s presence in markets with positive growth potential. As part of that plan, APRO sought to divest older underperforming assets in single asset locations and, on April 26, 2006, the Company closed on the sale of The Park at 58, a 196 unit apartment community in Chattanooga, Tennessee, for $5 million, which will result in a second quarter 2006 gain of approximately $2.4 million. The Company also signed an agreement on April 27, 2006 to sell Belvedere Apartments, a 162 unit apartment complex in Naples, Florida, for $23.2 million. While this property has performed well, the attractive Florida real estate market and the historically high pricing levels currently being offered by condominium converters will enable APRO to realize a $15 million gain on the sale of this property. The Belvedere Apartments was APRO’s only remaining operating asset in south Florida, and given the current high prices and rising insurance premiums in south Florida, the Company does not foresee the acquisition of additional assets in this area for at least the next couple of years.

In the second quarter of 2006, the Company expects to purchase the second phase of Jackson Park Place, an 80 unit apartment community adjacent to the first phase of Jackson Park Place which APRO already owns and operates. The purchase of phase two remains subject to finalizing the legal due diligence and documentation. The Company plans to operate the two assets as one property to produce a more efficient operation and more attractive economic results. Located in a very desirable and prosperous section of Fresno, California, the second phase of Jackson Park Place includes 44 three bedroom apartments averaging over 1,200 square feet. This complements the existing property, which includes only one and two bedroom apartments. Phase one of Jackson Park Place has generated increasing revenues and income for APRO over the past four years, and APRO anticipates strong future growth from this expanded property.

On April 24, 2006 the Company sold three pools of adjustable rate mortgage-backed securities issued by FNMA and GNMA for $15.7 million. These securities were purchased in the second half of 2003 through early 2004 in order to provide added revenue during a period of declining rents within APRO’s apartment portfolio. As interest rates have steadily increased since 2004, the interest costs on the debt financing these securities have now exceeded revenues from these securities. The proceeds from the sale were utilized to repay a portion of the Company’s repurchase agreement borrowings. In the first quarter, APRO recognized an impairment loss related to this expected sale of $344,000. For the second quarter of 2006, the Company expects to recognize an additional loss of $53,000 reflecting further declines in the value of those securities prior to the sale.

Looking Forward

“We are pleased that the Company has continued the positive results we saw in 2005,” stated Jack Cassidy, APRO’s President and Chief Executive Officer. “Ongoing improvements in property operations and the benefits of recent acquisitions should continue to drive our rental revenues higher.”

“On a cautionary note, the consequences of the devastation and losses resulting from Hurricane Katrina are causing significant increases in the cost of casualty insurance for properties located in Florida, the Gulf coast and the Atlantic coast. Though our current insurance policies do not renew until November 1, 2006, we anticipate insurance premiums will rise materially upon renewal. We are working with our insurance broker to mitigate the expected increase.”

“Overall, the favorable economy and job growth provide positive indicators for the U.S. apartment rental market for the remainder of 2006. Though it appears home prices have leveled off in many regions, rising mortgage rates have increased the cost of home ownership –another favorable development for the apartment rental industry.”

“To the extent possible, we plan to defer the taxable gain relating to our sale of the Belvedere Apartments through the acquisition of other apartment communities, in accordance with our disciplined approach toward property acquisitions, pursuing only acquisitions with strong growth potential consistent with our strategic plan.”

Funds From Operations

The following sets forth a reconciliation of the Company’s net income (loss) as determined in accordance with GAAP and its FFO for the periods set forth (in thousands):

	For the three months ended March 31,
	2006	2005
Net income (loss)	$172	$(981)
Depreciation expense	2,412	1,969
In-place lease amortization	269	1,259
Depreciation and amortization of discontinued operations	45	354
Impairment of agency securities	344	—

Funds from Operations	$3,242	$2,601

The Company generally calculates FFO in accordance with the definition of FFO that is recommended by the National Association of Real Investment Trust (“NAREIT”). To calculate FFO under the NAREIT definition, depreciation and amortization expenses related to the Company’s real estate, gains or losses realized from the disposition of depreciable real estate assets, and certain extraordinary items are added back to the Company’s net income. The Company has added back the impairment loss recognized on the Company’s agency securities and believes that this treatment is appropriate since NAREIT allows for the exclusion of gains and losses recognized in connection with the sale of a security in the determination of FFO.  NAREIT does not specifically discuss how an impairment of a security should be handled.

The Company believes that FFO is an important non-GAAP measurement because FFO excludes the depreciation expense on real estate assets and real estate generally appreciates over time or maintains residual value to a much greater extent than other depreciable assets such as machinery or equipment. Additionally, other real estate companies, analysts and investors utilize FFO in analyzing the results of real estate companies.

While the Company uses the NAREIT definition of FFO, the Company’s FFO may not be comparable to other REITs or real estate companies with similar assets. This is due in part to the differences in capitalization policies used by different companies and the significant effect these capitalization policies have on FFO. Real estate costs incurred in connection with real estate operations which are accounted for as capital improvements are added to the carrying value of the property and depreciated over time whereas real estate costs that are expensed are accounted for as a current period expense. This affects FFO because costs that are accounted for as expenses reduce FFO. Conversely, real estate costs that are capitalized and depreciated are added back to net income to calculate FFO.

Although the Company considers FFO to be a useful measure of its operating performance, FFO should not be considered as an alternative to net income which is calculated in accordance with GAAP.

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located primarily in the Southeast and Midwest regions of the United States. Its portfolio currently includes 29 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.

Contact:
For America First Apartment Investors, Inc.
Maurice Cox, 402-444-1630
or
Jack Cassidy, 212-935-8760